EXHIBIT 99.1

The UniMark Group, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE

The UniMark Group, Inc. Announces Appointment of
Operating and Financial Officer

Bartonville, TX. November 18, 2004 —The UniMark Group, Inc. (OTC Pink Sheets: “UNMG.PK”) announced today that Mr. Teo Sanchez joined the Company as Vice President — Operations and that Mr. Enrique Narvaez joined the Company as Vice President — Finance.

Since 1991, Mr. Sanchez (42) has been employed by FMC Foodtech, a division of FMC Technologies, Inc. FMC FoodTech is a global provider of integrated systems and equipment for every phase of food harvesting, preparation, processing and preservation. Mr. Sanchez served FMC as a citrus post harvest technical advisor providing technical assistance to approximately 40 packing facilities. Prior to working for FMC FoodTech he worked for Chiquita Banana, Panama, Chiquita Banana’s Tropical Citrus Division in Ft. Pierce, Florida and Chiquita Europe as a quality assurance officer. Mr. Sanchez obtained his Bachelor in Agronomy, Crop Science in Louisiana State University.

Since 2003, Mr. Narvaez (33) has been employed by Core Lab De Mexico, Villahermosa, Mexico, a subsidiary of Core Laboratories, a multinational oil & gas service company as Country Controller (Mexico). From January 2001 until February 2003, Mr. Narvaez served as Country Controller (Mexico) for Baker Oil Tools, a multinational oil & gas service company. From June 1998 until December 2000, he was employed by Baker Hughes Inc, a multinational oil & gas service company as Senior Corporate Auditor. From 1995 until 1997, Mr. Narvaez was a staff auditor with Arthur Andersen, San Antonio, Texas. He holds a Bachelors in Business Administration from The University of Texas, Austin, Texas and Masters in Public Accounting from The University of Texas, Austin, Texas. Mr. Narvaez is a certified public accountant.

About The UniMark Group, Inc.

The UniMark Group, Inc. is a producer and marketer of high quality branded fruit.

Further information about UniMark may also be obtained from a number of sources via the Internet. UniMark is filing the Purchase Agreement as an Exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission. Government filings may be accessed through http://www.freeedgar.com or http://www.sec.gov and at http://finance.yahoo.com.

Company Contact:	Jakes Jordaan, President and CEO 817-491-2992

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